Exhibit 11

                 Carpenter Technology Corporation
    Primary Earnings Per Common Share Computations (unaudited)
      For the Three Months Ended September 30, 1997 and 1996
              (in thousands, except per share data)





                                     1997               1996
                                     ----               ----
Net Income for Primary Earnings
-------------------------------
  Per Common Share
  ----------------
Net income                         $ 17,084            $  8,075

Dividends accrued on
  convertible preferred
  stock, net of tax
  benefits                             (390)               (391)
                                   --------            --------
Net income for primary
  earnings per common
  share                            $ 16,694            $  7,684
                                   ========            ========

Weighted Average Common Shares
------------------------------
Weighted average number of
  common shares outstanding          19,496              16,617

Effect of shares issuable under
  stock option plans                    241                  95
                                   --------            --------

Weighted average common shares       19,737              16,712
                                   ========            ========


Primary Earnings Per
--------------------
  Common Share                     $    .85            $    .46
  ------------                     ========            ========

                                                       Exhibit 11

                 Carpenter Technology Corporation
 Fully Diluted Earnings per Common Share Computations (unaudited)
      For the Three Months Ended September 30, 1997 and 1996
              (in thousands, except per share data)



                                     1997                1996
                                     ----                ----

Net Income for Fully
--------------------
  Diluted Earnings Per
  --------------------
  Common Share
  ------------

Net income                         $ 17,084            $  8,075

Assumed shortfall
  between common and
  preferred dividend                   (179)               (222)
                                   --------            --------
Net income for fully
  diluted earnings per
  common share                     $ 16,905            $  7,853
                                   ========            ========

Weighted Average Common
-----------------------
  Shares
  ------

Weighted average number
  of common shares
  outstanding                        19,496              16,617

Assumed conversion of
  preferred shares                      893                 905

Effect of shares
  issuable under
  stock option plans                    295                 122
                                   --------            --------
Weighted average
  common shares                      20,684              17,644
                                   ========            ========

Fully Diluted Earnings
----------------------
  Per Common Share                 $    .82            $    .45
  ----------------                 ========            ========